                                                                                                      Exhibit 20
                                                                                                      ----------
Combined Balance Sheets

 Unaudited (In thousands, except shares)                                         June 30,            December 31,
                                                                                   1995                  1994
                                                                                ----------            ----------
 ASSETS
 Investments in real estate

    Land                                                                       $    52,747           $    44,594
    Buildings and improvements                                                     407,004               391,800
                                                                                ----------            ----------

                                                                                   459,751               436,394
    Less - Accumulated depreciation                                               (109,479)             (111,972)
                                                                                ----------            ----------

      Total investments in real estate                                             350,272               324,422


 Mortgage loans receivable                                                          41,869                35,761


 Other assets
    Cash and cash equivalents                                                          958                 2,975
    Accounts receivable                                                              3,962                 4,594
    Deferred charges, net                                                            4,566                 3,488
    Unamortized debt issue costs                                                     4,704                 4,949
                                                                                ----------            ----------

                                                                               $   406,331           $   376,189
                                                                                ==========            ==========

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Liabilities
    Mortgage loans                                                             $    85,128           $    90,796
    Senior notes                                                                   105,000               105,000
    Bank loans                                                                      51,070                42,500
    Accounts payable and accrued liabilities                                        15,323                16,686
    Deferred obligations                                                            10,593                10,522
    Deferred capital gains and other income                                          7,743                 7,745


 Shareholders' equity, including shares of
    beneficial interest, $1 par, unlimited
    authorization, outstanding 1995--
    18,435,037; 1994--18,262,725                                                   131,474               102,940
                                                                                ----------            ----------

                                                                               $   406,331           $   376,189
                                                                                ==========            ==========

Combined Statements of Income

 Unaudited (In thousands, except per share data)                               Three Months                 Six Months
                                                                              Ended June 30,              Ended June 30,
                                                                              --------------              --------------
                                                                              1995         1994           1995         1994
                                                                              ----         ----           ----         ----
 Revenues
    Rents                                                                    $18,334       $17,391       $36,323      $35,042
    Interest - Mortgage loans                                                  1,121           981         2,193        1,956
             - Investment interest                                               121           360           407          651
                                                                              ------        ------        ------       ------
                                                                              19,576        18,732        38,923       37,649
                                                                              ======        ======        ======       ======

 Expenses
    Property operating                                                         6,258         6,150        12,557       12,741
    Real estate taxes                                                          2,130         1,913         4,128        3,934
    Depreciation and amortization                                              3,211         2,908         6,298        5,749
    Interest--Mortgage loans                                                   1,925         1,759         3,914        3,547
            --Senior notes                                                     2,325         2,325         4,652        4,652
            --Bank loans and other                                             1,275         1,129         2,403        2,139
    General and administrative                                                   832           894         1,711        1,621
                                                                              ------        ------        ------       ------
                                                                              17,956        17,078        35,663       34,383
                                                                              ------        ------        ------       ------
 Income from operations                                                        1,620         1,654         3,260        3,266
 Litigation and proxy expenses                                                   150                       1,100
                                                                              ------        ------        ------       ------
 Income after litigation and proxy expenses
    and before capital gains                                                   1,470         1,654         2,160        3,266
 Capital gains                                                                                            29,870
                                                                              ------        ------        ------       ------
 Net income                                                                  $ 1,470       $ 1,654       $32,030      $ 3,266
                                                                             =======       =======       =======      =======

 Per share
    Income from operations                                                   $   .09       $   .09       $   .18      $   .18
                                                                             =======       =======       =======      =======

    Income after litigation and proxy expenses
      and before capital gains                                               $   .08       $   .09       $   .12      $   .18
    Capital gains                                                                                           1.64
                                                                             -------        ------       -------       ------
    Net income                                                               $   .08       $   .09       $  1.76      $   .18
                                                                             =======       =======       =======      =======

    Dividends declared                                                       $   .10       $   .10       $   .20      $   .20
                                                                             =======       =======       =======      =======

 Adjusted shares of beneficial interest                                       18,151        18,109        18,152       18,109
                                                                             =======       =======       =======      =======

Combined Statements of Changes in Cash

 Unaudited (In thousands)                                                      Three Months                 Six Months
                                                                              Ended June 30,              Ended June 30,
                                                                              --------------              ---------------
                                                                           1995           1994          1995           1994
                                                                           ----           ----          ----           ----
 Cash provided by (used for) operations
    Net income                                                           $1,470         $1,654        $32,030        $ 3,266
    Adjustments to reconcile net income to net
     cash provided by operations -
      Depreciation and amortization                                       3,211          2,908          6,298          5,749
      Capital gains                                                                                   (29,870)
      Increase in deferred charges, net                                    (540)          (412)        (1,209)          (343)
      Increase in deferred interest on
       mortgage investments, net                                            (96)           (87)          (186)          (168)
      Increase in deferred obligations                                       36             31             71             61
      Net changes in other assets and liabilities                        (2,995)        (2,118)         1,354            432
                                                                         -------        -------       -------        -------
       Net cash provided by operations                                    1,086          1,976          8,488          8,997
                                                                         --------       ------        -------        -------

 Cash provided by (used for) investing
    Principal received from mortgage investments                              40            36             78             71
    Proceeds from sale of properties                                                                   27,500
    Investments in properties                                            (37,854)       (1,374)       (41,187)        (2,717)
                                                                         --------       -------       --------       --------
       Net cash used for investing                                       (37,814)       (1,338)       (13,609)        (2,646)
                                                                         --------       -------       --------       --------

 Cash provided by (used for) financing
    Increase in short-term loans                                           7,418          4,600         8,570          4,600
    Repayment of mortgage loans-Normal payments                             (890)        (1,003)      (1,845)         (1,913)
                               -Balloon payments                                                                      (2,225)
    Issue of First Union shares                                                                           75
    Dividends paid                                                        (1,828)        (1,810)      (3,654)         (5,070)
    Debt issue costs paid                                                    (38)           (28)         (38)            (46)
    Purchase of First Union shares                                                          (34)                         (34)
    Other                                                                     13             (1)          (4)            (23)
                                                                         -------        --------      -------        --------
       Net cash provided by (used for) financing                           4,675           1,724       3,104          (4,711)
                                                                         -------        --------      ------         --------
 Increase (decrease) in cash and cash equivalents                        (32,053)          2,362      (2,017)          1,640

 Cash and cash equivalents at beginning of period                         33,011          37,801       2,975          38,523
                                                                         -------        --------      ------         -------

 Cash and cash equivalents at end of period                              $   958        $ 40,163      $  958         $40,163
                                                                         =======        ========      ======         =======

Notes to Combined Financial Statements

1. Income per share of beneficial interest has been computed based on weighted average shares and share equivalents outstanding for the applicable periods.

2. In January 1995, the registrant sold its 50% interests in two malls located in Wilkes-Barre, Pennsylvania and Fairmount, West Virginia for $29.5 million in cash ($2 million was received in 1994), a $6 million mortgage note receivable and the assumption by the purchaser of $4.7 million in mortgage debt, resulting in a capital gain of approximately $29.9 million.

3. The registrant incurred certain professional fees in regard to litigation and a proxy contest with a minority shareholder.





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